Exhibit 16.1

June 25, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Gambling.com Group Limited pursuant to Item 304(a)(1) of Regulation S-K (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Registration Statement on Form F-1 of Gambling.com Group Limited dated June 25, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

78 Mill Street, Zone 5,

Central Business District,

Qormi CBD 5090. Malta

Attachment:

On October 29, 2020, our Audit Committee dismissed PricewaterhouseCoopers as our independent accountant.

PricewaterhouseCoopers’ reports for the fiscal years ended December 31, 2019 and December 31, 2018 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two years ended December 31, 2019 and the subsequent interim period through October 29, 2020, (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the Company and the prior auditor over any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to the prior auditor’s satisfaction would have caused the prior auditor’s to make reference to the subject matter of the disagreement in connection with its report; and (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

We have requested that our prior auditor furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements, and, if not, stating the respects in which it does not agree. Such letter will be included as Exhibit 16.1 to this Registration Statement on Form F-1.

On November 11, 2020, our Audit Committee appointed BDO LLP as our independent registered public accounting firm for the audit of our consolidated financial statements as of and for the year ended December 31, 2019, which are included at the end of the prospectus that forms a part of this Registration Statement, in accordance with the standards of the U.S. Public Company Accounting Oversight Board.

During the two years ended December 31, 2019, and the subsequent interim period through November 11, 2020, we did not consult with BDO LLP, regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our consolidated financial statements and neither a written report nor oral advice was provided to us that BDO LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (ii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.